SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                               (Amendment No. __)*


                          CHARTWELL INTERNATIONAL, INC.
                                (Name of Issuer)


                         Common Stock, Par Value $0.001
                         (Title of Class of Securities)

                                   161399 30 8
                                 (CUSIP Number)


                                  July 8, 2005
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:
[ ]        Rule 13d-1(b)
[X]        Rule 13d-1(c)
[ ]        Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No.    161399 30 8
            ------------


1. NAME OF REPORTING PERSON
   S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                           FONDITEL VELOCIRAPTOR, FI               IRS No.:  N/A
--------------------------------------------------------------------------------
2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                          a  [X]
                                                                          b  [ ]
--------------------------------------------------------------------------------
3. SEC USE ONLY

--------------------------------------------------------------------------------
4. CITIZENSHIP OR PLACE OF ORGANIZATION

                                                                           Spain
--------------------------------------------------------------------------------
                                           5. SOLE VOTING POWER

                        NUMBER OF             1,000,000
                          SHARES           -------------------------------------
                       BENEFICIALLY        6. SHARED VOTING POWER
                          OWNED
                         BY EACH              0
                        REPORTING          -------------------------------------
                       PERSON WITH         7. SOLE DISPOSITIVE POWER

                                              100,000,000
                                           -------------------------------------
                                           8. SHARED DISPOSITIVE POWER

                                              0
--------------------------------------------------------------------------------
9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         1,000,000
--------------------------------------------------------------------------------
10. CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

--------------------------------------------------------------------------------
11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW

         9.02%
--------------------------------------------------------------------------------
12. TYPE OF REPORTING PERSON*

         OO  (Investment Fund established under the laws of Spain)
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No.    161399 30 8
            ------------

1. NAME OF REPORTING PERSON
   S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                           FONDITEL ALBATROS, FI                   IRS No.:  N/A
--------------------------------------------------------------------------------
2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                          a  [X]
                                                                          b  [ ]
--------------------------------------------------------------------------------
3. SEC USE ONLY

--------------------------------------------------------------------------------
4. CITIZENSHIP OR PLACE OF ORGANIZATION

                                                                           Spain
--------------------------------------------------------------------------------
                                           5. SOLE VOTING POWER

                        NUMBER OF             500,000
                          SHARES           -------------------------------------
                       BENEFICIALLY        6. SHARED VOTING POWER
                          OWNED
                         BY EACH              0
                        REPORTING          -------------------------------------
                       PERSON WITH         7. SOLE DISPOSITIVE POWER

                                              500,000
                                           -------------------------------------
                                           8. SHARED DISPOSITIVE POWER

                                              0
--------------------------------------------------------------------------------
9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         500,000
--------------------------------------------------------------------------------
10. CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*  [ ]

--------------------------------------------------------------------------------
11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW

         4.5%
--------------------------------------------------------------------------------
12. TYPE OF REPORTING PERSON*

         OO  (Investment Fund established under the laws of Spain)
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

                                  SCHEDULE 13G

Item 1.           Name and Address of Issuer

         (a)      Chartwell International, Inc.

         (b)      1124 Smith Road, Suite 304 Charleston, WV 25238

Item 2. Name, Address and Citizenship of Person Filing; Class of Securities and CUSIP Number

I.       (a) FONDITEL VELOCIRAPTOR, FI

         (b)      Pedro Teixeira Street, 8, 3rd Floor
                  28020 Madrid, Spain

         (c)      Spain

         (d)      Common Stock, par value $0.001

         (e)      161399 30 8

II.      (a) FONDITEL ALBATROS, FI

         (b)      Pedro Teixeira Street, 8, 3rd Floor 28020 Madrid, Spain

         (c)      Spain

         (d)      Common Stock, par value $0.001

         (e)      161399 30 8


Item 3.           If this statement is filed pursuant to Rule 13d-1(b), or 13d-2
                  (b), check whether the person filing is a:

         (a)      [ ] Broker or Dealer registered under Section 15 of the Act

         (b)      [ ] Bank is defined in Section 3(a)(6) of the Act

         (c)      [ ] Insurance Company as defined in Section 3(a)(19) of the
                  Act

         (d) [ ] Investment Company registered under Section 8 of the Investment Company Act

         (e) [ ] Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940

         (f) [ ] Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see ss.240.13d-1(b)(1)(ii)(F)

         (g) [ ] Parent Holding Company, in accordance with ss.240.13d-1(b)(ii)(G) (Note: See Item 7)

         (h)      [ ] Group, in accordance with ss.240.13d-1(b)(1)(ii)(H)

Item 4.           Ownership

I.       FONDITEL VELOCIRAPTOR, FI

         (a)      Amount Beneficially Owned: 1,000,000

         (b)      Percent of Class: 9.02%

         (c)      Number of shares as to which such person has:

         (i)  sole power to vote or to direct the vote:                1,000,000
         (ii) shared power to vote or to direct the vote:                      0
         (iii)sole power to dispose or to direct the disposition of:   1,000,000
         (iv) shared power to dispose or to direct the disposition of:         0

II.      FONDITEL ALBATROS, FI

         (a) Amount Beneficially Owned: 500,000

         (b) Percent of Class: 4.5%

         (c) Number of shares as to which such person has:

         (i)      sole power to vote or to direct the vote:              500,000
         (ii)     shared power to vote or to direct the vote:                  0
         (iii)    sole power to dispose or to direct the disposition of: 500,000
         (iv)     shared power to dispose or to direct the disposition of:     0

Item 5.           Ownership of Five Percent or Less of a Class

                  If this Statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: [ ].

Item 6.           Ownership of More than Five Percent on Behalf of Another
                  Person

                  Not applicable.

Item 7. Identification and Classification of the Subsidiary which Acquired the Security Being Reported on by the Parent Holding Company.

                  Not applicable.

Item 8.           Identification and Classification of Members of the Group

                  Exhibit A.   Identity of Members of Group and Joint Filing
                               Agreement

Item 9.           Notice of Dissolution of Group

                  Not applicable.

Item 10.          Certification

     By signing below, I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transactions having that purposes or effect.

                                    Signature

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date:  July 26, 2005            FONDITEL VELOCIRAPTOR, FI

                                /s/ Cristobal Thomas de Carranza
                                ------------------------------------
                                By:  pp. Cristobal Thomas de Carranza
                                Its:----------------------------


                                /s/ Concepcion Melero Leon
                                ------------------------------
                                By:  pp. Concepcion Melero Leon
                                Its:---------------------------



                                FONDITEL ALBATROS, FI

                                /s/ Cristobal Thomas de Carranza
                                ------------------------------------
                                By: pp. Cristobal Thomas de Carranza
                                Its:----------------------------


                                /s/ Concepcion Melero Leon
                                ------------------------------
                                By:  pp. Concepcion Melero Leon
                                Its:----------------------------

                                    EXHIBIT A

                 IDENTITY OF MEMBERS AND JOINT FILING AGREEMENT

The undersigned, members of a group, acknowledge and agree that the foregoing statement on Schedule 13G is filed on behalf of each of the undersigned and that all subsequent amendments to this statement on Schedule 13G shall be filed on behalf of each of the undersigned without the necessity of filing additional joint filing agreements. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning him, her or it contained therein, but shall not be responsible for the completeness and accuracy of the information concerning the other, except to the extent that he, she or it knows or has reason to believe that such information is not accurate.

Dated:  July 26, 2005             FONDITEL VELOCIRAPTOR, FI


                                  /s/ Concepcion Melero Leon
                                  ------------------------------
                                  By:  pp. Concepcion Melero Leon
                                  Its:---------------------------




                                  /s/ Cristobal Thomas de Carranza
                                  ------------------------------------
                                  By:  pp. Cristobal Thomas de Carranza
                                  Its:----------------------------



                                  FONDITEL ALBATROS, FI


                                  /s/ Cristobal Thomas de Carranza
                                  ------------------------------------
                                  By:  pp. Cristobal Thomas de Carranza
                                  Its:----------------------------




                                  /s/ Concepcion Melero Leon
                                  -------------------------------
                                  By:  pp. Concepcion Melero Leon
                                  Its:----------------------------